Exhibit 99.1

January 14, 2025

To all H&E Equipment Services Employees,

I am reaching out to you to express how excited I am about the upcoming opportunity to welcome the H&E team to United Rentals! Together, our customers will benefit from the industry’s largest equipment rental network, with world-class solutions and service capabilities.

As we bring our two teams together, we look forward to sharing our strong focus on safety, our customer-first business philosophy, and our passion for people. We invest in our employees and their development because we believe that our people are the heart of our business and the key to our success. We can learn a lot from each other and are very excited to add the H&E team to the United Rentals value proposition.

H&E and United Rentals remain separate companies until the closing of the transaction. Once the transaction is complete, we’ll be able to move ahead and begin Working together. For now, we’re limited in terms of the information we can legally provide. I’m sure you have many questions. Prior to closing, all questions should be directed to H&E personnel only. But As a first step, I’ve attached some information about our company and the benefits we offer our employees. I also encourage you to visit our information site at UnitedRentals.com/welcome. You’ll learn about the importance we place on bringing quality people on board through acquisitions, so that we can all succeed together.

I welcome hearing from you with any questions you may have about joining United Rentals after the close of the acquisition. I’m confident that, with your help, we can come together with little or no disruption to customers.

I look forward to welcoming you to the United Rentals team!

Matt Flannery

Chief Executive Officer

Enclosure: Welcome H&E Equipment Services Employees

Welcome

January 2025

H&E Equipment Services

Employees

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This communication does not create a contract or a guarantee of any benefits nor is it intended to address every possible question that may arise as a result of H&E Equipment Services employees joining United Rentals after the close of the acquisition. Rather, the intent is to briefly address the key questions that are likely to be of concern to you. Please keep in mind that in the event there is any conflict between the information contained herein and any collective bargaining or other agreement, plan documents and/or policies, the terms of the agreement, plan documents and/or policies shall prevail.

This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities. United Rentals’ tender offer for shares of H&E Equipment Services has not commenced. At the time the tender offer is commenced, United Rentals will file, or will cause to be filed, tender offer materials. The tender offer materials (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement, as they may be amended from time to time, will contain important information that should be read carefully when they become available and considered before any decision is made with respect to the tender offer. Those materials and all other documents filed by, or caused to be filed by, United Rentals and H&E Equipment Services with the SEC will be available at no charge on the SEC’s website at www.sec.gov or at the websites of United Rentals and H&E Equipment Services.

We are excited…

To have H&E Equipment Services employees join the world’s largest equipment rental company upon the close of the acquisition.

Over the past 25 years, we’ve welcomed thousands of employees to the United Rentals team through acquisitions. Check out some of their personal experiences and other Company information at our integration welcome site:

UnitedRentals.com/welcome

The following materials provide an introduction to United Rentals; address Frequently Asked Questions you likely have as you consider the announcement of the upcoming transaction with United Rentals; and provide a summary of benefits available to United Rentals employees in the U.S.

INTRODUCTION | UNITED RENTALS

Our History

United Rentals, Inc. is the largest equipment rental company in the world. The company has an integrated network of 1,571 rental locations in North America, 39 in Europe, 37 in Australia and 19 in New Zealand. In North America, the company operates in 49 states and every Canadian province. The company’s approximately 27,550 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers approximately 5,000 classes of equipment for rent with a total original cost of $21.85 billion.

United Rentals is a member of the Standard & Poor’s 500 Index, the Barron’s 400 Index and the Russell 3000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at unitedrentals.com.

Our Mission

Deploy the best people, equipment and solutions to enable our customers to safely build a better and stronger future.

Our Values

Like H&E Equipment Services (“H&E”), we are committed to providing a safe and respectful workplace for all of our employees. Within a culture of integrity, honesty, excellence and teamwork, we adhere to the following values:

Safety First

Act, and require others to act, in a manner that puts the safety of our employees, customers and communities first.

Visible Leadership

Lead by example in every business decision and action, with a sense of humility and responsibility.

Absolute Integrity

Always do the right thing, honor commitments and ensure appropriate corporate governance.

Passion for People

Provide an environment where everyone has the resources and support to work towards their full potential.

Customer Driven

Support the best interests of our customers and develop better ways for them to succeed at their jobs.

Community Minded

Be an outstanding corporate citizen and a good neighbor in every sense by being helpful, respectful, law-abiding and friendly.

Continuous Innovation

Contribute to a culture that empowers employees to improve quality, efficiency, customer service, and innovative solutions.

Sustainability

Engage in practices that lead to positive change by encouraging social accountability and environmental responsibility.

Our Culture

At United Rentals, every project and program we promote upholds our commitment to protecting the environment and building strong communities for future generations. We are committed to offering exceptional service and quality to our customers and want to share our know-how to help the communities we serve. We believe that every employee at United Rentals — from our Chief Executive Officer to branch managers to our drivers — plays an important role in making our Company a better corporate citizen.

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INTRODUCTION | UNITED RENTALS (CONTINUED)

Commitment to Safety

Our commitment to safety defines who we are and what we value most as the leader in a very challenging industry; the personal safety of our employees. Simply stated, we want every employee to go home at the end of the day the same way they came to work. This commitment means providing our employees with the tools, environment, and knowledge they need to work safely every day. We also recognize that our safety performance and reputation figure significantly in our ability to attract and retain the best employees and loyal customers, and in securing our safety leadership role in the industries and communities we serve.

Commitment to an Inclusive and Military-Friendly Workplace

United Rentals believes in building a team that reflects and understands the diverse customers and communities we serve. This diversity provides valuable perspectives and experiences, strengthening us as a company and helping create sustainable advantages. Fostering a respectful environment of inclusion can inspire employees to perform at their best.

We are committed to providing employment opportunities for military veterans and their families. Our Company values, including strong leadership, teamwork, discipline, diversity and work ethic, align with those of veterans and reservists. We support our current and prospective military employees by providing job protection and assisting veterans who are both working while on active duty or transitioning to civilian life. We take great pride in understanding the needs of our employees who serve or have served in the military as well as their spouses. We’re proud that our diligent focus in this area has led to long-standing recognition as a Top Military Friendly Employer by GI Jobs, Military Spouse, Military Times, Recruit Military and U.S. Veterans Magazine. About 10% of our employees in our current U.S. workforce are military veterans.

Community Outreach

We build stronger communities by being among the first to respond to natural disasters and working diligently to ensure optimal emergency preparedness, as well as through countless construction, improvement and beautification projects across the U.S. and Canada. We support families in need through Home Free and incredible organizations like Fisher House, as well as many other organizations that support veterans. We protect the environment through our policies and we “walk the walk” when it comes to being a responsible steward of the environment. From our systematic efforts to reduce engine idling, to the partnerships we have forged with vendors who recycle or reuse our IT equipment and used oil, we have numerous initiatives to maintain our position as a responsible company. We have metrics in place to monitor our progress on our energy consumption, GHG emissions and materials recycled, helping us to limit our environmental footprint even as our revenue grows.

United Compassion Fund

United Rentals is proud to support employees in crisis through the United Compassion Fund. This employee and company-funded, first-response 501(c)(3) charity assists United Rentals families who experience uncontrollable catastrophes such as fire, natural disaster, family death, illness, accident or other unexpected tragedies. United Rentals and its employees have contributed over $12M to the Fund, and over 2,500 UR families have been helped to date.

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INTRODUCTION | UNITED RENTALS, CONTINUED

Company Recognition

RECENT UNITED RENTALS AWARDS AND RECOGNITION
• 2025 Military Friendly Employer Award – Gold, Spouse Friendly	• 2025 Forbes America’s Best Companies (Rank 27)
• 2024 GI Jobs Military Friendly Gold Employer	• 2025 Newsweek: America’s Most Responsible Companies (6th consecutive year)
• 2024 Military Friendly Employer Award	• 2024 Newsweek: Most Trustworthy Companies
• 2024 VETS Indexes Employer 5 Star Employer Award	• 2024 Newsweek: America’s Most Responsible Companies
• 2024 Platinum HIRE Vets Medallion Award, Large Employer	• 2024 Newsweek: America’s Most Responsible Companies (Rank 186)
• 2025 Newsweek: America’s Greatest Workplaces for Diversity	• 2024 Newsweek: America’s Greatest Workplaces for Mental Wellbeing
• 2024 Newsweek: America’s Greatest Workplaces for Diversity (5 stars)	• 2024 U.S. News & World Report Best Companies To Work For By Industry
• 2024 Newsweek: America’s Greatest Workplaces for Women	• 2024 Indeed: Work Wellbeing 100
• 2023 Glass Door Employees’ Choice Award - Best Places to Work in	• 2024 The Wall Street Journal’s Best-Managed Companies

A Diverse Product Mix to Serve Customer Needs

Our company was founded with a focus on general and aerial equipment rentals. As the business evolved, we invested in complementary services, such as jobsite heat and fueling, temporary power and climate control, trench safety, fluid solutions, portable sanitation, mobile storage and office solutions, matting solutions, and managed tools. These lines of business leverage United Rentals’ corporate expertise, shared services, technology, access to capital and customer base, while maintaining the unique personality of their specialty offerings. We encourage innovation and support the unique technical requirements, product knowledge and selling strategies required for each specialty service.

The diversity of our product offerings allows us to provide effective solutions to our customers while maximizing cross-sell opportunities. Our goal is to leverage the successful business model of H&E and build on that success as part of the United Rentals network.

Track Record

United Rentals has a strong record of integrating businesses into the Company’s operations. Examples include RSC Equipment Rental in 2012; National Pump and Compressor in 2014; NES and Neff in 2017; BakerCorp and BlueLine in 2018; Thompson Pump and Newton Supply in 2019; Franklin Equipment, Norris Sales and General Finance Corporation in 2021; Ahern Equipment Rental in 2022; ABLE Equipment in 2023; and Yak Mat and High Reach 2 in 2024. These integrations resulted in positive growth for the Company, seamless service and a diversified product line for our customers and career opportunities for employees.

Integration Information Site

We are excited for you to join our team and we know you might have questions about what this transition means for you. To assist you, we created an integration welcome site to give you an idea of what to expect in the upcoming weeks: UnitedRentals.com/welcome

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FREQUENTLY ASKED QUESTIONS

The following Frequently Asked Questions are intended to answer some top of mind questions you likely have as you consider the announcement of the expected transaction with United Rentals:

What should I tell customers about the acquisition of H&E by United Rentals?

We are combining two great companies in order to provide excellent customer service and value. The only changes for customers will be for the better. We will continue the H&E legacy of being a top equipment provider and will continue to support you with the very best people, solutions and equipment in the industry. Our dedicated employees combine proven expertise in commercial and industrial solutions across a wide range of applications, with an unwavering focus on customer success. Following the closing of the transaction, you will also be able to provide customers a wide range of general rental products in addition to specialized Power, HVAC, Fluid Solutions, Storage and Office Solutions, Trench Safety, Tool Management, Portable Sanitation Services, Site Access Solutions, Total Control® technology solutions and United Academy® safety training.

Will I have a job with United Rentals after the transaction has been completed?

There is a strong strategic alignment between H&E and United Rentals and a great deal of talent on the H&E team. We feel strongly that the people that come with acquisitions are the most valuable factor. As a result, we expect to welcome all H&E employees to United Rentals effective with the transaction close date. Retaining branch employees with local community ties and deep industry experience is critical to this mission. Further employment details will be made available as integration and go-forward business plans are developed.

Why is this acquisition good for employees?

Our combined companies will have strong growth prospects that will translate into a wealth of opportunities for career growth and development for our employees. This acquisition brings together the best talent in our industry. We know that our people are our most important asset, and we are committed to providing challenging and personally rewarding careers to our employees. We also support our employees in reaching their full potential through the delivery of training and development opportunities.

When can H&E and United Rentals teams begin working together on integration plans?

Until the transaction closes, we must continue operating as separate entities competing in the marketplace. After the transaction closes, we’ll work jointly with the legacy H&E team to develop an integration playbook ensuring a comprehensive plan for the integration of sales, operations, service, and support functions.

Can you tell me about what it would be like working at United Rentals after the transaction has closed?

We’re committed to making United Rentals a great and safe place to work. That means providing employees with opportunities for growth and fostering an environment based on teamwork, mutual respect, job satisfaction, diversity, and a shared responsibility to build a better future.

We survey our own employees to ensure we are delivering on this promise. In our most recent survey conducted in 2024, our employees provided best-in-class positive responses in the key categories of Safety, Leadership, Work Environment, and Customer Focus. We are proud of these results and are committed to improvement and growth as an industry leader and employer of choice. We share a responsibility and commitment to protect the health, safety and environment of our people, contractors and community.

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FREQUENTLY ASKED QUESTIONS (CONTINUED)

Will my title or job duties change after the transaction has been completed?

For some employees there will be minor job title changes following the closing of the transaction simply to be consistent with the existing job title structure at United Rentals. Generally, the duties performed by most positions will be similar. As the conversion to United Rentals systems occurs, following the closing of the transaction, you will likely experience changes in how you perform certain tasks and procedures.

Will I still report to the same person after the close with United Rentals?

In most cases, your current supervisor will remain the same immediately after the close.

Does United Rentals have a bonus program for salaried employees?

Yes. Generally, all salaried employees are eligible to participate in a bonus or commission plan at the Branch, District, Region or Corporate level that provides additional incentive opportunity based on achieving financial and individual performance goals.

Does United Rentals have a bonus program for hourly employees?

United Rentals offers a bonus program for Inside Sales Representatives, which is a quarterly bonus for achieving revenue and pricing goals. Other hourly employees enjoy the following benefits:

•	Reduced rate on medical benefits — discounted an average of 25% over rates paid by salaried employees.
•	Eligibility to receive an annual productivity bonus where up to 6 days of unused sick days are cashed out at the end of each year.
•	Eligibility to receive one hour of pay for each day the employee is designated “on call,” up to four hours of pay during any seven-day period, in addition to on-call response pay.

What will happen to my tenure following the closing of the transaction?

Your H&E tenure date will be used for all United Rentals benefits and policies that are based upon years of service. This includes vacation and sick day accruals. In addition, your years of service will be credited for recognition under the United Rentals service milestone award program.

If I have a company-provided cell phone and laptop, will I continue to have those at United Rentals?

Like H&E, United Rentals believes in providing employees with the systems and technology necessary to be productive and provide exceptional customer service. This includes company provided cell phones and laptops for many roles.

Does United Rentals offer the same benefits as H&E?

United Rentals offers a comprehensive benefits program and we think you’ll be pleased. See the “Benefits at a Glance” section for a summary. Additional information will be provided in a separate communication, detailing the benefits offered and the corresponding timeline for conversion of H&E employees to the United Rentals benefits plans.

When will H&E employees Convert to United Rentals Payroll and Benefits?

There will be a transition period after the close of the transaction where legacy H&E payroll and benefits will remain active. Once integration plans are finalized, legacy H&E employees will convert to the United Rentals payroll systems and enroll in the United Rentals medical/Rx, dental, vision and other benefits. Additional information will be provided about payroll/timekeeping and benefits enrollment for the 2025 plan year. Ensuring the conversion of payroll and benefits goes smoothly is a top priority so watch for additional details in the near future

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2025 BENEFITS AT A GLANCE

We are committed to being a responsible employer and are proud of our industry-leading benefits package that supports our employees and their families.

Paid Time Off

United Rentals supports a healthy work/life balance and provides a comprehensive paid time off program. Full-time employees accrue paid time off including vacation ranging from two weeks to four weeks annually based on tenure; six paid sick days annually; nine paid holidays annually; and one paid wellness day annually. In addition, the Vacation Buy Up program allows employees earning less than four weeks of vacation annually a chance to purchase up to one additional week of vacation per year during annual benefits open enrollment.

Medical

United Rentals offers coverage to employees and their families, including verified domestic partners. The company-sponsored medical plan, administered by Anthem Blue Cross, offers three options: Gold, Silver and Bronze. Each option allows employees to choose any provider or facility, without requiring a primary care physician or a referral. The medical plan pays the highest level of benefits when an employee uses in-network providers and facilities. Employees in select markets may also have the option to enroll in the Kaiser HMO.

Live Well, Safe & Healthy

The United Rentals Live Well Program provides employees with access to a variety of integrated health and wellness tools, resources and activities. Through the program, employees can reduce medical plan costs as well as obtain support to live well, safe and healthy.

Prescription Drugs

Employees enrolled in a United Rentals medical plan option administered by Anthem Blue Cross automatically receive prescription drug benefits through CVS/Caremark. The United Rentals prescription drug plan uses a four-tier plan and covers generic and brand prescription medications approved by the U.S. Food and Drug Administration.

Flexible Spending Accounts

United Rentals gives employees the opportunity to participate in Health Care, Dependent Care, or Transportation Flexible Spending Accounts (FSAs), which allow payment for eligible expenses with pre-tax dollars.

Dental

United Rentals offers comprehensive diagnostic and preventive dental coverage through Cigna Dental. Under the Dental PPO Plan, employees can go to any provider of choice. Depending on home zip code, employees may also have access to the Cigna Dental HMO which pays benefits according to a pre-set schedule and only when an in-network dental HMO provider is used.

Vision

United Rentals offers vision coverage through Vision Service Plan (VSP), a nationwide network of participating doctors providing vision care and prescription eyewear. When employees see a provider in the VSP network, they may pay less out of pocket and the Plan provides a higher level of coverage.

Health Savings Accounts

Employees who enroll in the Silver or Bronze medical plans are eligible for a Health Savings Account (HSA) with Optum Bank. This tax-advantaged account puts employees in charge of how health care dollars are spent: employees decide how much to contribute and when to use or save their dollars. Plus, United Rentals contributes funds to employee HSA accounts at the beginning of each year to help employees jump start their savings.

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2025 BENEFITS AT A GLANCE (CONTINUED)

401(k) Investment Plan

United Rentals offers employees the opportunity to save for retirement in a tax-advantaged way and receive company matching contributions to supplement their efforts. The United Rentals 401(k) Investment Plan, administered by Principal, offers two ways to save for the future — traditional pre-tax contributions and/or Roth post-tax contributions. The Company matches 100% of the first 1% of pay contributed and 50% of the next 5% of pay contributed. (Company contributions are capped at $4,000 annually for highly compensated employees). The Plan has an auto-enrollment feature whereby you are auto enrolled at a 4% pretax deferral rate if action is not taken to elect otherwise within your first 30 days from hire/rehire.

Life, AD&D, and Disability Insurance

United Rentals provides Basic Life and Accidental Death and Dismemberment (AD&D) Insurance for employees at one time annual base salary (up to $125,000 maximum), and Basic Life Insurance for eligible dependents of $1,500. Coverage is provided through New York Life at no cost to employees. Employees have the option of increasing coverage and enrolling dependents by purchasing Voluntary Life and AD&D Insurance.

United Rentals also offers Short-Term Disability and Long-Term Disability Plans to protect employees and their families in the event employees are unable to work due to illness or injury. Short-Term and Long-Term disability plans are 100% Company paid for hourly employees. The Company also covers the cost of Short-Term Disability for salaried employees and offers optional employee paid Long-Term disability coverage for salaried employees.

Business Travel Accident

Business Travel Accident (BTA) coverage gives employees’ family financial protection while traveling on authorized Company business. Employees are covered for BTA while traveling on Company business. Coverage is also provided for spouses or other eligible dependents who are traveling with employees. BTA also provides access to travel assistance services such as emergency medical benefits, counseling and rehabilitation, and other covered services and benefits.

Paid Parental Leave

United Rentals provides up to eight (8) weeks of paid Parental Leave to eligible employees, depending on caregiver status. Primary Caregivers are eligible for eight (8) weeks of paid parental leave and Secondary Caregivers are eligible for two (2) weeks of paid parental leave.

Military Leave

United Rentals provides safeguards for the job security of employees who serve in the uniformed services. Company policy is in compliance with the Uniformed Services Employment & Reemployment Rights Act of 1994 (USERRA) and other applicable federal, state or local laws. Employees who are absent from work due to service in the uniformed services will be granted military leave. Employees on active military leave will be paid the difference between military pay and their standard base salary (plus commissions for sales personnel) for the length of the military duty.

Legal Assistance

With the LegalEASE Legal Assistance Plan, employees can receive advice for a wide range of legal matters such as wills, real estate, identity theft, and defense of civil lawsuits.

Identity Theft Insurance

PrivacyArmor coverage through Allstate, the industry leader in identity protection services, alerts you at the first sign of fraud. Get alerts for credit inquiries, accounts opened in your name, compromised credentials, financial transactions, and more. Enrolling your family extends that protection to anyone in your household.

Allstate Supplemental Insurance

Allstate provides supplemental insurance to help pay expenses often not covered by medical insurance, including programs covering critical illness, accident and hospital indemnity.

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2025 BENEFITS AT A GLANCE (CONTINUED)

Vacation Buy Up

The Vacation Buy Up program allows full-time, non-union employees earning less than 4 weeks of vacation annually a chance to purchase (during October Open Enrollment only) up to one additional week of vacation to use in the next year.

Leave Donation

The Leave Donation Program allows an employee to donate accrued paid vacation and sick leave to provide support to other UR employees during times of unexpected need, such as a medical crisis.

Employee and Family Assistance Program

The program, provided by Carelon, at no cost to employees, offers confidential assistance when help is needed to cope with work, home, personal, family, or financial issues.

Auto, Home and Pet Insurance Program

Through MetLife and Liberty Mutual, employees can obtain Auto, Home and Veterinary Pet Insurance coverage at discounted rates.

Undergraduate Education Assistance Program

This program is open to full-time employees who meet the eligibility requirements and it provides up to $5,250 per year in educational assistance to help cover tuition, books, fees and necessary supplies.

Employee Discount Program

Through PerkSpot, employees have access to exclusive discounts at a variety of national and local merchants.

Employee Referral Program

Employees referring qualified candidates hired by United Rentals are eligible to receive a one-time payment of $1,500 (less applicable taxes).

Service Awards

United Rentals recognizes loyalty to the Company at 5-year career milestones, starting with the 5th anniversary. Tenure includes service with any acquired company.

Company-Provided Vehicles

Employees in field outside sales and certain field managerial positions are offered a Company vehicle, subject to the Company’s Vehicle Policy. This vehicle may be used for both business and limited personal use. The Company covers all insurance, maintenance and gas on the vehicle. Each pay period, employees with a Company-assigned sales or management vehicle are subject to a personal use payroll deduction which applies toward the employee tax obligation for the vehicle personal use benefit. Employees joining United Rentals with an existing vehicle allowance will transition to Company vehicles, allowing for the appropriate flexibility in transition timing.

Company-Provided Uniforms

Shop and service employees, including drivers, are provided with uniforms, which includes laundry service. Customer-facing sales and management employees are provided with UR-branded shirts.

Safety Boots and Prescription Safety Glasses Allowance

United Rentals provides an annual allowance of up to $250 per eligible employee for the purchase of steel toe safety boots. The Company also provides an allowance of up to $250 annually for the purchase of prescription safety glasses. All other required PPE is provided by UR at no cost to employees.

Equipment Rental Discounts

Employees may rent available Company equipment at a discount of up to 50% (at the Location Manager’s discretion) from the house contractor rate, plus all charges for delivery and pickup, fuel, taxes and any other specific costs connected with the employee's use of the equipment.

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Additional Information and Where to Find It

This communication is for information purposes only and not intended to be a recommendation to buy, sell or hold securities and does not constitute an offer for the sale of, or the solicitation of an offer to buy, securities in any jurisdiction, including the United States. Any such offer will only be made by means of a prospectus or offering memorandum, and in compliance with applicable securities laws. United Rentals’ tender offer has not commenced. At the time the tender offer is commenced, United Rentals will file, or will cause to be filed, tender offer materials on Schedule TO with the Securities and Exchange Commission (the “SEC”) and H&E Equipment Services will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC, in each case with respect to the tender offer. The tender offer materials (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement, as they may be amended from time to time, will contain important information that should be read carefully when they become available and considered before any decision is made with respect to the tender offer. Those materials and all other documents filed by, or caused to be filed by, United Rentals and H&E Equipment Services with the SEC will be available at no charge on the SEC’s website at http://www.sec.gov. The tender offer materials and related materials also may be obtained for free (when available) under the “Financials—SEC Filings” section of United Rentals’ investor website at https://investors.unitedrentals.com/, and the Solicitation/Recommendation Statement and such other documents also may be obtained for free (when available) from H&E Equipment Services under the “Financial Information—SEC Filings” section of H&E Equipment Services’ investor website at https://investor.he-equipment.com/.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 21E of the Exchange Act, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. Forward-looking statements involve significant risks and uncertainties that may cause actual results to differ materially from such forward-looking statements. These statements are based on current plans, estimates and projections, and, therefore, investors should not place undue reliance on them. No forward-looking statement, including any such statement concerning the completion and anticipated benefits of the proposed transaction, can be guaranteed, and actual results may differ materially from those projected. Forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results of the equipment rental industries, and other legal, regulatory and economic developments. United Rentals uses words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “targets,” “potential,” “continue,” “guidance” and similar expressions to identify these forward-looking statements that are intended to be covered by the safe harbor provisions of the PSLRA. Actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including, but not limited to, those described in the SEC reports filed by United Rentals and H&E Equipment Services, as well as the possibility that (1) United Rentals and H&E Equipment Services may be unable to obtain regulatory approvals required for the proposed transaction or may be required to accept conditions that could reduce the anticipated benefits of the proposed transaction as a condition to obtaining regulatory approvals; (2) the length of time necessary to consummate the proposed transaction may be longer than anticipated; (3) problems may arise in successfully integrating the businesses of United Rentals and H&E Equipment Services, including, without limitation, problems associated with the potential loss of any key employees of H&E Equipment Services; (4) the proposed transaction may involve unexpected costs, including, without limitation, the exposure to any unrecorded liabilities or unidentified issues during the due diligence investigation of H&E Equipment Services or that are not covered by insurance, as well as potential unfavorable accounting treatment and unexpected increases in taxes; (5) United Rentals' business may suffer as a result of uncertainty surrounding the proposed transaction, any adverse effects on our ability to maintain relationships with customers, employees and suppliers; (6) the occurrence of any event, change to other circumstances that could give rise to the termination of the merger agreement, the failure of the closing conditions included in the merger agreement to be satisfied, or any other failure to consummate the proposed transaction; (7) any negative effects of the announcement of the proposed transaction of the financing thereof on the market price of United Rentals common stock or other securities; and (8) the industry may be subject to future risks that are described in the “Risk Factors” section of the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the SEC by United Rentals and H&E Equipment Services. United Rentals gives no assurance that it will achieve its expectations and does not assume any responsibility for the accuracy and completeness of the forward-looking statements. The foregoing list of factors is not exhaustive. Investors should carefully consider the foregoing factors and the other risks and uncertainties that affect the businesses of United Rentals and H&E Equipment Services described in the “Risk Factors” section of the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the SEC by United Rentals and H&E Equipment Services. These forward-looking statements speak only as of the date hereof. United Rentals undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by applicable securities laws. United Rentals' tender offer has not commenced.

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